NEWS RELEASE

EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group's Subsidiary Completes Senior Note Offering

        ST. MICHAEL, Barbados – October 7, 2004 — Everest Re Group, Ltd. (NYSE: RE) announced today that on October 6, 2004 its wholly-owned subsidiary, Everest Reinsurance Holdings, Inc. (Holdings), priced a public offering of $250 million of 5.40% Senior Notes due 2014, pursuant to its currently effective shelf registration statement. The net proceeds will be utilized to retire existing debt at Holdings, which is coming due in March 2005, as well as for general corporate purposes.

        The offering was underwritten by a syndicate, which included Goldman, Sachs & Co. and Wachovia Capital Markets, acting as co-lead managers, as well as Citigroup Global Markets Inc., Deutsche Bank Securities Inc., and J.P. Morgan Securities Inc.

        This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

        Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.